Exhibit 99.1

Tri-Tech Holding Inc. Announces Changes to the Board of Directors

Beijing, China – February 20, 2014 /PRNewswire-CMV/ – Tri-Tech Holding Inc. (Nasdaq: TRIT), which provides turn-key water resources management, water and waste water treatment, industrial safety and pollution control solutions, announced today Mr. John McAuliffe and Dr. Da-zhuang Guo have resigned from the Board of Directors and their positions on all committees on which they serve. Their departures were for personal reasons and not due to any disagreement with management. As both Mr. McAuliffe and Dr. Guo were independent directors, on February 19, 2014, the Nominating Committee recommended, and the Board voted to approve, the appointments of Dr. Haijun Yang and Mr. Chunyu Gao as independent directors to fill the seats vacated as a result of the resignations in order to remain in compliance with NASDAQ continued listing standards. Both Dr. Haijun Yang and Mr. Chunyu Gao will stand for election at the next shareholders’ meeting as Class I directors.

Warren Zhao, Chairman of the Company commented, “We have valued Mr. John McAuliffe’s and Dr. Da-zhuang Guo’s contributions to the Company over the last several years and their wisdom as members of the Board. We respect their decisions to part ways, and we wish them well in their future endeavors.”

Phil Fan, CEO of the Company further commented, “We embrace Dr. Haijun Yang and Mr. Chunyu Gao as the new additions to the Board. We believe their business acumen will benefit the Company and its shareholders.”

About Dr. Haijun Yang

Dr. Haijun Yang, 41, presently works as Executive Director and General Manager of Ocean & Bridge Investment Ltd., where he has worked since 2009. Prior to his current role, Dr. Yang served as the Vice President of Operations and Secretary to the Board of China Fire & Security Group, Inc., a company previous listed on NASDAQ, from February 2009 to November 2009 and Deputy General Manager of Sureland Industrial Fire Safety Co. Ltd. from 2000 to February 2009. Prior to 2000, Dr. Yang worked in Beijing Yanxin Communication System Company Limited and Changchun Yeli Group Company Limited for 6 years in the area of sales, marketing and corporate strategy. Dr. Yang has extensive experience in corporate finance, operations management, mergers and acquisitions, and corporate governance. Dr. Yang received his MBA in 2000 and his Ph.D. in Business Management in 2010 from Renmin University of China. Dr. Yang is an honorary supervisor of the School of Economics & Management of Beijing University of Posts and Telecommunications. Dr. Yang has been chosen as a director because of his corporate finance and management experience.

About Mr. Chunyu Gao

Mr. Chunyu Gao, 50, has worked since 2010 as Director of Sales at Beijing Century Microentropy Technology Co., Ltd., which is devoted to energy conservation with innovations in technologies, solutions and applied products. From 2006 until 2010, Mr. Gao worked as Vice Managing Director entrusted with marketing and sales at Beijing Cosmosource Technology Co., Ltd., which is devoted to developing software assisting strategy analysis, operations management as well as water resource management. From 1986 to 2006, Mr. Gao worked at as Assistant Engineer at Aviation Measurement and Control Research Center, Sales Channel Manager at Lenovo Group and Vice President at Hanlin Hui Information Industry Company Limited. (a subsidiary of TCL Company Limited.) Mr. Gao has extensive knowledge in sales and in the establishment and maintenance of sales channels. Mr. Gao received his bachelor’s degree in Automation Control & Instrumentation from Nanjing University of Aeronautics and Astronautics in 1986. Mr. Gao has been chosen as a director because of his experience in marketing and sales.

About Tri-Tech Holding Inc.

Tri-Tech is an innovative provider of consulting, engineering, procurement, construction and technical services. The Company supports government, state-owned entities and commercial clients by providing efficiency-oriented solutions focused on treatment of water and waste water, management of water resources and water-efficient irrigation, as well as industrial emission and safety controls. With software copyrights, product patents, and capable employees in China, the U.S. and India, Tri-Tech’s capabilities span the cycle of innovation. Please visit www.tri-tech.cn for more information.

An online investor kit including a company profile, presentations, press releases, current price quotes, stock charts and other valuable information for investors is available at www.tri-tech.cn/ir. To subscribe to future releases via e-mail alert, visit www.tri-tech.cn/ir/info/request

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact us at:

Tri-Tech Holding Inc.

www.tri-tech.cn
IR Department
+86 10 57323666
ir@tri-tech.cn

2